UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 12, 2007

Argon ST, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-08193	38-1873250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12701 Fair Lakes Circle, Suite 800, Fairfax, Virginia		22033
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-322-0881

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 16, 2007, Argon ST, Inc. (the "Company") announced that it had entered into a purchase agreement to acquire certain tangible and intangible assets of Coherent Systems International, Corp. (CSI) for approximately $20 million in cash and assumption of debt. The transaction was consummated effective August 12, 2007. The transaction also provides for additional consideration up to a maximum of $17.5 million for CSI's achivement of certain revenue, bookings and contract award milestones during the period from the closing date through December 31, 2008. $1.8 million of the cash consideration was retained by the Company as security for the payment, if any, of post closing net asset adjustments and to secure the indemnification obligations of the sellers. The cash consideration was funded entirely from the Company's available cash.

The foregoing description of the terms of the acquisition is qualified by reference to the Agreement, which is attached hereto as Exhibit 2.1. The Company's press release announcing the acquisition, dated August 16, 2007, is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number Description
2.1 Equity Purchase Agreement by and among Argon ST, Inc., CSIC Holdings LLC, Coherent Systems International, Corp., the Stockholders of Coherent Systems International, Corp. and Richard S. Ianieri, as Seller Representative

99.1 Press Release, dated August 16, 2007 issued by Argon ST, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Argon ST, Inc.

August 16, 2007	By:	Victor F. Sellier

Name: Victor F. Sellier
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

2.1	Equity Purchase Agreement by and among Argon ST, Inc., CSIC Holdings LLC, Coherent Systems International, Corp., the Stockholders of Coherent Systems International, Corp. and Richard S. Ianieri, as Seller Representative
99.1	Press Release, dated August 16, 2007 issued by Argon ST, Inc.